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                                                                     EXHIBIT 3.8


                  CERTIFICATE OF THE DESIGNATIONS, PREFERENCES,
               RIGHTS AND LIMITATIONS OF SERIES D PREFERRED STOCK
                                       OF
                           MOBILITY ELECTRONICS, INC.

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                     Pursuant to Section 151 of the General
                    Corporation Law of the State of Delaware

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     MOBILITY ELECTRONICS, INC., a corporation organized and existing under the
General Corporation Law of the state of Delaware (the "Corporation"),

     DOES HEREBY CERTIFY:

     That, pursuant to the authority expressly vested in the Board of Directors by Article Fourth of the Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors duly adopted at a meeting held on February 22, 2000, a resolution providing for the issuance of up to Five Hundred Thousand (500,000) shares of Series D Preferred Stock, which resolution is as follows:

     RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of Article Fourth of the Certificate of Incorporation of the Corporation, this Board of Directors hereby creates a series of the Preferred Stock, $0.01 par value, of the Corporation to consist of Five Hundred Thousand (500,000) shares, and this Board of Directors hereby fixes the designation and the powers, preferences and rights, and the qualifications, limitations or restrictions thereon, of the shares of such series (in addition to the powers, preferences and rights, and the qualifications, limitations or restrictions thereon, set forth in the Certificate of Incorporation, as amended, which are applicable to all series of the Preferred Stock, $0.01 par value, of the Corporation) as follows:

     Five Hundred Thousand (500,000) shares of Preferred Stock, par value $0.01 per share, of the Corporation are hereby constituted as a series of Preferred Stock designated as "Series D Preferred Stock" (hereinafter called the "Series D Stock") with the powers, preferences and rights hereinafter set forth.

     1. Definitions. As used herein:

     "Board of Directors" means the Board of Directors of the Corporation.




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     "Certificate of Designations" means the Certificate of the Designations,
Preferences, Rights and Limitations of Series D Preferred Stock of the Corporation.

     "Common Stock" means (i) the class of stock designated as the common stock of the Corporation as of February 22, 2000, or (ii) any other class of stock resulting from successive changes or reclassification of such stock consisting solely of changes in par value, or from par value to no par value or from no par value to par value.

     "IPO" shall have the meaning ascribed thereto in Paragraph 5 below.

     "Legally Available Funds" shall have the meaning ascribed thereto in Paragraph 2 below.

     "Liquidation Event" shall mean any liquidation, dissolution or winding-up of the Corporation or, at the option of the holders of a majority of the outstanding Series D Stock, voting as a single class, a consolidation or merger of the Corporation with or into any other corporation or other business organization, or the sale, lease or transfer of all or substantially all of the assets of the Corporation, except for a Surviving Combination.

     "Liquidation Preference" shall have the meaning ascribed thereto in Paragraph 3 below.

     "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

     "Preferred Stock" means the preferred stock, par value $0.01 per share, of the Corporation.

     "Surviving Combination" means any merger or consolidation in which the Corporation is the surviving corporation, the holders of the Series D Stock outstanding immediately prior to such transaction will hold the same number of shares of Series D Stock with substantially identical designations and preferences after such transaction as they held immediately prior to such transaction, and the number of voting shares issuable as a result of such transaction will not exceed by more than 49% the number of voting shares of the Corporation outstanding immediately prior to such transaction.

     2. Dividends. In the event the Board of Directors shall declare a cash dividend payable upon the outstanding shares of Common Stock out of funds of the Corporation legally available therefor pursuant to the General Corporation Law of the State of Delaware ("Legally Available Funds"), the Board of Directors shall at the same time declare a dividend payable on each share of Series D Stock equal to the same dividend per share paid on each share of Common Stock (as appropriately adjusted for any Common Stock dividends, stock splits or the like after February 22, 2000).


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     3. Preference on Dissolution, Liquidation or Winding Up.

     (a) In the event of the occurrence of a Liquidation Event, the holders of Series D Stock shall be entitled to receive, in preference to the holders of Common Stock or any other class of stock or series thereof ranking junior to the Series D Stock with respect to the distribution of assets, but after the payment of the full preferential amount to be paid to the holders of Series C Preferred Stock of the Company pursuant to Paragraph 3 of the Certificate of the Designations, Preferences, Rights and Limitations of Series C Preferred Stock of the Company, an amount equal to the product of the number of shares of Series D Stock held multiplied by $10.00, plus an amount equal to all dividends accrued and unpaid thereon (including interest accrued thereon, if applicable) to the date fixed for distribution, and no more (the "Liquidation Preference"). If Legally Available Assets for distribution upon the occurrence of a Liquidation Event are insufficient to satisfy in full the Liquidation Preference, then the Liquidation Preference shall be reduced to such amount as can be satisfied out of the Legally Available Assets, and such amounts shall be paid to the holders of the Series D Stock on a pari passu basis (based on the number of shares of Series D Stock held).

     (b) Written notice of the occurrence of a Liquidation Event, stating a payment date and the place where the distributable amounts shall be payable shall be given by mail, postage prepaid, not less than 20 days prior to the payment date stated therein, to the holders of record of the Series D Stock at their respective addresses as the same shall appear on the books of the Corporation.

     (c) No payment on account of such Liquidation Event shall be made to the holders of any class or series of capital stock ranking on a parity with the Series D Stock in respect of the distribution of assets, unless there shall likewise be paid at the same time to the holders of the Series D Stock like proportionate distributive amounts, ratably, in proportion to the full distributive amounts to which they and the holders of such parity stock are respectively entitled with respect to such preferential distribution.

     4. Voting Rights. Except as otherwise provided in this Certificate of Designations, each holder of Series D Stock shall be entitled to vote on all matters submitted for a vote of the holders of Common Stock, for each share of Series D Stock held by such holder, one vote (provided, however, that such number of votes shall be increased or decreased appropriately for any Common Stock dividends, splits or the like occurring after February 22, 2000), such number to be determined as of the record date for the determination of holders of Common Stock entitled to vote on any such matter, or, if no record date is fixed, then the record date for determination of holders of Series D Stock entitled to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which such meeting is held. Except as otherwise required in this Certificate of Designations or by the Delaware General Corporation Law, the holders of the Series D Stock shall vote with the holders of outstanding Common Stock and any other preferred shares entitled to vote on any such matter, and not as a separate class or series.


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     5. Conversion Rights. Each share of Series D Stock may be converted into shares of Common Stock on the terms and conditions set forth in this Section 5:

     (a) On March 1, 2002 (the "Automatic Conversion Date"), each share of Series D Stock shall convert automatically, and without any action on the part of the holder thereof, into a number of fully-paid and nonassessable shares of Common Stock (rounded to the nearest whole number) determined by dividing $10.00 by the offering price per share used in the last round of equity private placement financing prior to March 1, 2002 (with such price being appropriately adjusted for any Common Stock dividends, stock splits or the like occurring between the date of such offering and the date of conversion by a holder of Series D Stock). In such event the Corporation shall prepare a notice setting forth such adjustment or readjustment and showing in detail the facts upon which each adjustment or readjustment is based, and such notice shall forthwith be mailed by first class mail to the holders of shares of Series D Stock so affected at their last known address shown on the stock books of the Corporation.

     (b) Notwithstanding subparagraph (a) above, immediately prior to the consummation of a firm commitment underwritten public offering of Common Stock pursuant to a registration statement filed with the Securities and Exchange Commission (an "IPO"), each share of Series D Stock shall convert automatically, and without any action on the part of the holder thereof, into the number of fully-paid and non-assessable shares of Common Stock (rounded to the nearest whole number) determined by dividing $10.00 by ninety five percent (95%) of the offering price per share of the Common Stock sold by the Company in the IPO.

     (c) Upon conversion of any Series D Stock, all accrued and unpaid dividends on the Series D Stock so converted shall be paid in cash.

     (d) Upon the occurrence of an IPO or the Automatic Conversion Date, the Corporation shall prepare a notice stating that an IPO or the Automatic Conversion Date (as the case may be) has occurred and setting forth in detail the facts, and such notice shall forthwith be mailed by first class mail to the holders of the Series D Stock at their last known address shown on the stock books of the Corporation.

     (e) Upon receipt of written notice as provided in subparagraph (d) above, each holder of Series D Stock shall (i) surrender the certificate or certificates therefor, duly endorsed, at the office of any transfer agent for such Series D Stock, or if there is no such transfer agent, then at the principal executive offices of the Corporation and (ii) state in writing therein the name or names in which such holder wishes the certificate or certificates for the Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at the last known address of each holder of the Series D Stock, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled, as aforesaid, together with cash in lieu of any fraction of a share as hereinafter provided. Such conversion shall be deemed to have been made on the date of the IPO or the Automatic Conversion Date (as the case may be), and the person or persons entitled to receive the Common Stock issuable upon such


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conversion shall be treated for all purposes as the record holder or holders of such Common Stock on said date.

     (f) The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock or out of Common Stock held in its treasury, solely for the purpose of effecting the conversion of the Series D Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series D Stock from time to time outstanding. The Corporation shall from time to time in accordance with the Delaware General Corporation Law increase the authorized amount of its Common Stock if at any time the authorized number of share of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the Series D Stock outstanding from time to time.

     (g) No fractional shares of Common Stock are to be delivered upon conversion, but the Corporation shall pay a cash adjustment in respect of any fraction of a share which would otherwise be deliverable in an amount equal to the same fraction of the current market price per share of Common Stock on the date of conversion, such current market price to be determined in good faith by the Board of Directors.

     (h) The Corporation will pay any issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of Common Stock on conversion of Series D Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of stock in a name other than that in which the shares of Series D Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

     6. Restrictions on Corporate Actions. So long as any shares of Series D Stock are outstanding, the Corporation shall not, without obtaining the prior approval of the holders of a majority of the shares of Series D Stock outstanding from time to time, declare or pay dividends or declare or make any other distribution, direct or indirect (other than a dividend payable solely in shares of Common Stock) on account of the Common Stock or set apart any sum for any such purposes.

     7. Information Rights. So long as any Person continues to hold at least 100,000 shares of Series D Stock (as appropriately adjusted for any Common Stock dividends, stock splits or the like after February 22, 2000), the Corporation shall deliver to such Person audited annual financial statements within 120 days after the end of each fiscal year and unaudited quarterly financial statements within 60 days after the end of each fiscal quarter; provided, however, that such information rights shall: (i) terminate at such time as the Corporation becomes a "reporting company" under the Securities Exchange Act, of 1934, as amended; and (ii) be transferable only to a transferee obtaining from the transferor at least 100,000 shares of Series D Stock (as appropriately adjusted for any Common Stock dividends, stock splits or the like after February 22,
2000); provided, however, that the Corporation does not reasonably believe that such transferee

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is a competitor of the Corporation and such transferee agrees in writing to non-disclosure provisions prepared by the Corporation with respect to such information.

     IN WITNESS WHEREOF, Mobility Electronics, Inc. has caused this certificate to be signed by its Secretary this 3rd day of March, 2000.

                                       MOBILITY ELECTRONICS, INC.



                                       By: /s/ RICHARD F. DAHLSON
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                                           Richard F. Dahlson, Secretary



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